Exhibit 99.1

       Equinix Reports Earnings for Third Quarter 2003; Company
      Achieves First Full Quarter of Positive Operating Cash Flow

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Oct. 27, 2003--

    --  Increases revenues by 53% over same quarter 2002

    -- Increases customer base to more than 650, adding 60 new customers including Amazon.com, Apple Computer, Comcast IP Services, Deutsche Boerse AG and Macromedia

    -- Announces planned expansion of Silicon Valley presence with addition of Sprint data center in Santa Clara, California

    Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported its quarterly results for the period ended September 30, 2003.
    Revenues were $30.9 million for the quarter ended September 30, 2003 representing a 53% increase over the same quarter in the prior year and a 9% increase over second quarter of 2003. Recurring revenues, consisting of colocation, interconnection and managed services were $28.4 million, a 78% increase over the same quarter last year and a 9% increase over second quarter 2003. Non-recurring revenues were $2.5 million, consisting of $2.0 million of professional services and installation fees, and $534,000 of customer settlements.
    Cost of revenues, excluding non-cash depreciation, amortization, accretion and stock-based compensation, were $19.7 million for the third quarter, a 13% increase over the previous quarter. The majority of this increase was related to tax accruals for IBX property tax obligations. Selling, general and administrative expenses, excluding non-cash depreciation, amortization and stock-based compensation, were $9.8 million for the third quarter, an 8% decrease from the second quarter 2003. This decrease is a result of continued cost savings from the consolidation of the Asia-Pacific assets acquired at the end of 2002. Net loss for the third quarter was $19.7 million, or a basic and diluted net loss per share of $2.12.
    The company was operating cash flow positive for the third quarter. Cash generated in operations for the quarter was $1.9 million, as compared to a loss of $2.7 million in the previous quarter. Cash flow used in investing activities was $1.4 million primarily comprised of capital expenditures. Cash generated from financing activities was $432,000. As of September 30, 2003, the company's cash balance was $25.2 million, a $1.0 million increase over second quarter 2003.
    Equinix added 60 new customers in the third quarter including Amazon.com, Apple Computer, Comcast IP Services, Deutsche Boerse AG, GTSI, Keynote Systems, KVH Telecom, Macromedia, SAIC, Savvis and Standard Bank Asia Limited. The company received additional orders in the quarter from greater than 45% of its existing U.S. customers including EDS, IBM, Microsoft and the U.S. Government. The company ended the quarter with greater than 650 customers.
    "Our revenue growth, quality of new customer additions, and most importantly, the arrival of a positive operating cash flow position for all of the third quarter clearly affirms the company's position at an important inflection point," said Peter Van Camp, CEO of Equinix. "It is exciting to be in this position of strength as this market consolidates, particularly with opportunities such as the Sprint Santa Clara center."

    Recent Company Developments

    -- Equinix announced today that it has entered into definitive agreements to expand its footprint with the addition of the Sprint data center in Santa Clara, California, which currently hosts the web operations of some of the top names in Internet e-commerce. The addition of the 15th IBX center expands the global Equinix footprint to over 1.2 million square feet. The transaction is expected to close on December 1, 2003.

    -- U.S. interconnection services revenue increased by 17% over second quarter 2003 and grew to 22% of total U.S. recurring revenues for the quarter while total interconnection services revenue improved to 19% of total recurring revenues. Customer cross-connects grew to 6,011, a 14% increase over the prior quarter and a 119% increase over same quarter last year. Ports on the Equinix GigE Exchange were reported at 239, a 12% increase over the second quarter 2003 and a 112% increase over the same quarter last year.

    Business Outlook

    For the fourth quarter 2003, the company expects revenue to be in the range of $32.0 to $33.0 million. Cash generated in operations will be approximately $1.0 million. This includes $2.0 million of additional cash interest paid for the company's semi-annual interest obligation to its bondholders over the third quarter. Cash used in investing activities, consisting primarily of capital expenditures, will be approximately $4.0 million, including capital expenditures to support a significant customer deployment in Singapore. This excludes any non-cash expenditures related to the Sprint Santa Clara data center. Cash flow used in financing activities will be approximately $1.0 million.
    Full year revenues for 2003 are projected to be in the range of $116.5 to $117.5 million and cash used in operating activities will be less than $20.0 million. Total cash as of December 31, 2003 is expected to be greater than $20.0 million.
    For 2004, total revenues are expected to be in the range of $150 to $162 million. Cash gross margins are expected to be in the range of 45-50%. Selling, general and administrative expenses, excluding non-cash depreciation, amortization and stock-based compensation are expected to increase 3-5%.
    The company will discuss its results and guidance on its quarterly conference call on Monday, Oct. 27, 2003, at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). To hear the conference call, please dial 1-484-630-5144 (domestic and international) at 5:20 p.m. (ET) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's 14 Internet Business Exchange(TM) (IBX(R)) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.
    Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; a failure of the transaction with Sprint to close or to receive significant revenue from Sprint's existing customers in the center; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

                             EQUINIX, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF
                              OPERATIONS
                (in thousands, except per share detail)


                               Three Months Ended   Nine Months Ended
                              Sept. 30,  Sept. 30, Sept. 30, Sept. 30,
                                2003       2002      2003      2002
                             ----------- --------- --------- ---------
                                            (unaudited)

Revenues (1)                    $30,919   $20,187   $84,788   $58,385
Cost of revenues                 33,314    26,217    95,567    78,599
                             ----------- --------- --------- ---------
 Gross profit (loss)             (2,395)   (6,030)  (10,779)  (20,214)
                             ----------- --------- --------- ---------

Operating expenses:
 Sales and marketing              4,823     2,888    14,210    12,168
 General and administrative       7,068     8,159    26,350    22,735
 Restructuring charges                -    19,010         -    28,960
                             ----------- --------- --------- ---------
 Total operating expenses        11,891    30,057    40,560    63,863
                             ----------- --------- --------- ---------

Loss from operations (2)        (14,286)  (36,087)  (51,339)  (84,077)
                             ----------- --------- --------- ---------

Interest and other income
 (expense):
 Interest income                     46       179       182       961
 Interest expense and other      (5,478)   (8,180)  (15,317)  (26,411)
 Gain on debt
   extinguishments                    -         -         -    27,188
                             ----------- --------- --------- ---------
 Total interest
  and other, net                 (5,432)   (8,001)  (15,135)    1,738
                             ----------- --------- --------- ---------

Net loss                       $(19,718) $(44,088) $(66,474) $(82,339)
                             =========== ========= ========= =========

Basic and diluted net loss
 per share                       $(2.12)  $(14.04)   $(7.52)  $(28.12)
                             =========== ========= ========= =========

Shares used in computing
 basic and diluted
 net loss per share               9,293     3,141     8,837     2,928
                             =========== ========= ========= =========

-----------------------------
(1) Revenues include contract settlements of $534,000 and $2,959,000 for the three months ended September 30, 2003 and 2002, respectively, and $1,744,000 and $4,787,000 for the nine months ended September 30, 2003 and 2002, respectively.

(2) Loss from operations includes the following non-cash expenses:

   Depreciation, amortization
    and accretion expense:
     Cost of revenues           $13,640   $12,217   $41,343   $35,068
     Sales and marketing            518         -     1,562         -
     General and
      administrative              1,016     1,863     4,869     4,431
                             ----------- --------- --------- ---------
                                 15,174    14,080    47,774    39,499
                             ----------- --------- --------- ---------

   Stock-based compensation
    expense:
     Cost of revenues               (16)       49        49       216
     Sales and marketing             61       218       243       802
     General and
      administrative                447     1,225     1,868     4,622
                             ----------- --------- --------- ---------
                                    492     1,492     2,160     5,640
                             ----------- --------- --------- ---------

   Total non-cash expenses
    in loss from operations     $15,666   $15,572   $49,934   $45,139
                             =========== ========= ========= =========

                             EQUINIX, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


              Assets                              Sept. 30,   Dec. 31,
                                                     2003      2002
                                                ------------ ---------
                                                      (unaudited)
Cash, cash equivalents and short-term
 investments                                        $25,223   $41,216
Restricted cash                                       2,193     4,407
Accounts receivable, net                              9,393     9,152
Property and equipment, net                         347,846   390,048
Intangible assets, net                               23,846    24,981
Other assets                                         15,885    22,199
                                                ------------ ---------
  Total assets                                     $424,386  $492,003
                                                ============ =========
      Liabilities and Stockholders' Equity

Accounts payable                                     $4,371    $7,243
Accrued expenses (1)                                 10,235    13,104
Accrued restructuring charges                         1,561    11,528
Accrued interest payable                              3,071     2,311
Debt facilities and capital lease obligations         4,337     9,224
Credit facility                                      90,519    91,510
Senior notes                                         29,142    28,908
Convertible secured notes                            28,475    25,354
Other liabilities                                    21,116    18,627
                                                ------------ ---------
  Total liabilities                                 192,827   207,809
                                                ------------ ---------

Preferred stock                                           2         2
Common stock                                              9         8
Additional paid-in capital                          650,608   638,065
Deferred stock-based compensation                    (1,636)   (2,865)
Accumulated other comprehensive income                  683       617
Accumulated deficit                                (418,107) (351,633)
                                                ------------ ---------
  Total stockholders' equity                        231,559   284,194
                                                ------------ ---------

  Total liabilities and stockholders' equity       $424,386  $492,003
                                                ============ =========

-----------------------------------------------

(1) Accrued expenses include $10,000 and $4,488,000 of accrued merger and financing costs as of September 30, 2003 and December 31, 2002, respectively.

                             EQUINIX, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                                       Nine Months
                                                          Ended
                                                 Sept. 30,   Sept. 30,
                                                    2003      2002
                                                ------------ ---------
                                                      (unaudited)

Cash flows from operating activities:
  Net loss                                         $(66,474) $(82,339)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation, amortization and accretion         47,774    39,499
    Amortization of stock-based compensation          2,160     5,640
    Gain on debt extinguishment                           -   (27,188)
    Restructuring charges                                 -    28,960
    Non-cash interest expense                         7,245     3,254
    Other reconciling items                           2,492     3,520
    Changes in operating assets and liabilities:
      Accounts receivable                              (194)   (2,150)
      Accounts payable and accrued expenses          (1,263)   (3,180)
      Accrued restructuring charges                 (10,617)   (8,869)
      Accrued merger and financing costs             (4,478)        -
      Accrued interest payable                         (990)    4,999
      Other assets and liabilities                    4,001     8,113
                                                ------------ ---------
       Net cash used in operating activities        (20,344)  (29,741)
                                                ------------ ---------
Cash flows from investing activities:
   Purchases of property and equipment               (2,889)   (5,091)
   Payments of accrued construction in
    progress                                              -   (28,708)
   Other investing activities                         2,206    27,292
                                                ------------ ---------
       Net cash used in investing activities           (683)   (6,507)
                                                ------------ ---------
Cash flows from financing activities:
   Proceeds from convertible secured notes           10,000         -
   Repayment of debt facilities and
    capital lease obligations                        (5,102)   (5,201)
   Repayment of credit facility                        (990)   (5,000)
   Repayment of senior  notes                             -    (2,511)
   Other financing activities                         1,063      (988)
                                                ------------ ---------
      Net cash provided by (used in)
       financing activities                           4,971   (13,700)
                                                ------------ ---------
Effect of foreign currency exchange rates on
 cash and cash equivalents                               63       427
                                                ------------ ---------
Net decrease in cash, cash equivalents and
 short-term investments                             (15,993)  (49,521)
Cash, cash equivalents and short-term
 investments at beginning of period                  41,216    58,831
                                                ------------ ---------
Cash, cash equivalents and short-term
 investments at end of period                       $25,223    $9,310
                                                ============ =========

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com
              or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506
             dave@kfcomm.com